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                                                                 Exhibit 11.1


                                   GREAT WESTERN FINANCIAL CORPORATION

                                Computation of Net Income Per Common Share
                                         Primary and Fully Diluted



                                                      Three Months Ended
                                                            March 31
                                                      ------------------
(Dollars in thousands)                                   1995       1994
                                                                              ----       ----

Net income                                            $43,484    $49,475
Preferred stock dividends - convertible
  and nonconvertible                                   (6,254)    (6,254)
                                                      -------    -------
Net income for computing earnings per
  Common share - primary                               37,230     43,221
Preferred stock dividends - convertible                                          -      2,830
                                                      -------    -------
Net income for computing earnings per
  Common share - fully diluted                        $37,230    $46,051
                                                      =======    =======
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

                                        Computation of Average Number of
               Common Shares Outstanding on Primary and Fully Diluted Basis
                           (In thousands, except per share amounts)


                                                        Three Months Ended
                                                             March 31
                                                         ------------------
                                                            1995       1994
                                                            ----       ----


Average number of Common shares outstanding
  during each period - without dilution                   134,532    132,779
Common share equivalents outstanding at
  the end of each period                                      528        578
                                                          -------    -------
Average number of Common shares and Common
  share equivalents outstanding during each
  period on a primary basis                               135,060    133,357
Common share equivalents outstanding at
  the end of each period on a fully
  diluted basis                                               278          -
Addition from assumed conversion as of the
  beginning of each period of the convertible
  preferred stock outstanding at the end of
  each period                                                   -      6,342
                                                          -------    -------
Average number of Common shares outstanding
  during each period on a fully diluted basis             135,338    139,699
                                                          =======    =======
Net income per Common share
  Primary                                                    $.28       $.32
  Fully diluted                                               .28        .32

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